Exhibit 99.2

Cango Inc.

10A, Building 3, Youyou Century Plaza

428 South Yanggao Road

Pudong New Area, Shanghai 200127

People’s Republic of China

March 23, 2018

VIA EDGAR

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Cango Inc.

Confidential Submission of the Draft Registration Statement on Form F-1

Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned, Cango Inc., an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s confidential submission on the date hereof of its draft registration statement on Form F-1 (the “Draft Registration Statement”) relating to a proposed initial public offering and listing in the United States of the Company’s ordinary shares to be represented by American depositary shares.

The Company has included in the Draft Registration Statement its audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, as of December 31, 2016 and for the year ended December 31, 2016 and unaudited interim consolidated financial statements as of September 30, 2017 and for each of the nine-month periods ended September 30, 2016 and 2017.

In a separate letter submitted to the Office of Chief Accountant of the Division of Corporation Finance of the Commission on March 15, 2018, the Company respectfully requested that the Commission waive the requirement of Item 8.A.4 of Form 20-F (the “Waiver Request”), which states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the filing (the “12-Month Requirement”).

In connection with the Waiver Request, the Company represents to the Commission that:

1.	The Company is not currently a public reporting company in any jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States to prepare consolidated financial statements audited under any generally accepted auditing standards for any interim period.

3.	Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the year ended December 31, 2017 will be available until April 2018.

5.	In no event will the Company seek effectiveness of its registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

The Company is submitting this letter as an exhibit to the Draft Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Very truly yours,

Cango Inc.

/s/ Yongyi Zhang

By: Yongyi Zhang

Title: Chief Financial Officer and Director